EXHIBIT 99.1 NEWS RELEASE DATED FEBRUARY 21, 2007

News Release: February 21, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank CEO Departing; Successor Appointed

Seattle - James E. Gilleran, president and chief executive officer of the Federal Home Loan Bank of Seattle (Seattle Bank) has announced that he will be leaving the bank on April 30, 2007. The Seattle Bank's Board of Directors has elected Richard M. Riccobono, the bank's chief operating officer, to succeed Mr. Gilleran. Mr. Gilleran has agreed to continue as a consultant to the bank through December 31, 2007, and will pursue other business interests as they develop.

Mr. Riccobono joined the Seattle Bank as its chief operating officer in August 2005. Prior to coming to the bank, he was acting director at the Office of Thrift Supervision (OTS), where he served as deputy director under Mr. Gilleran. Prior to his tenure with the OTS, Mr. Riccobono served at both the Federal Home Loan Banks of Boston and Atlanta. Mr. Riccobono began his career at Deloitte & Touche. He is a CPA and an attorney.

Mr. Gilleran stated that he has accomplished the goals established when he joined the bank in 2005, noting that the bank has successfully refocused its business, returned to profitability and established a consistent earnings trend. "Advances have grown from $14.9 billion to more than $27 billion in less than two years, consistent with our focus on serving our members and their funding needs. Further, we have returned to paying a dividend on our members' investment in our cooperative."

Mr. Gilleran noted that the Federal Housing Finance Board, the bank's regulator, recently lifted its written agreement with the Seattle Bank, which was in place when he arrived in 2005. In addition, during his tenure, the bank registered with the SEC.

Mr. Gilleran expressed his confidence that the bank will continue to be profitable under Mr. Riccobono's leadership, saying "I am delighted with the board's decision. Rick has played a vital role in the bank's remarkable turnaround, and I am certain that he will build on this success and move the bank forward to continuing and increasing profitability in a safe and sound manner."

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements regarding financial performance and events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.